Exhibit 18.1

April 16, 2009	PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l. Chartered Accountants 1250 René-Lévesque Boulevard West Suite 2800 Montréal, Quebec Canada H3B 2G4 Telephone +1 514 205 5000 Facsimile +1 514 876 1502

Board of Directors

Dollarama Group L.P.

Dollarama Group Holdings L.P.

5805 Royalmount Avenue

Montréal, Quebec H4P 0A1

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Annual Report on Form 10-K of Dollarama Group L.P. and Dollarama Group Holdings L.P. (the “Partnership”) for the year ended February 1, 2009 and issued our report thereon dated April 16, 2009. Note 17 to the financial statements describes a change in accounting principle relating to merchandise inventories. It should be understood that the preferability of one acceptable method of accounting over another for merchandise inventories has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Partnership’s circumstances, the adoption of a preferable accounting principle in conformity with Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections.

Very truly yours,

Chartered accountants

“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership, or, as the context requires, the PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate and independent legal entity.